Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
ConAgra Foods, Inc.:
          We consent to the incorporation by reference in the registration statement No. 333-155665 on Form S-3 and registration statements Nos. 333-70476, 333-46962, 333-46960, 333-44426, 333-78063, 333-64633, 33-50113, 33-48295, 33-28079, 2-81244, 2-96891, 33-15815, 333-17573, 33-52330, 333-17549, 33-63061, 33-37293, 333-00997, 33-137739, 333-162180, 333-162137, and 333-162136 on Form S-8 of ConAgra Foods, Inc. and subsidiaries (the Company) of our reports dated July 22, 2010, with respect to the consolidated balance sheets of the Company as of May 30, 2010 and May 31, 2009, and the related consolidated statements of earnings, comprehensive income, common stockholders’ equity, and cash flows for each of the years in the three-year period ended May 30, 2010, the related consolidated financial statement schedule for the fiscal year ended May 30, 2010, and the effectiveness of internal control over financial reporting as of May 30, 2010, which reports appear in the Annual Report on Form 10-K of ConAgra Foods, Inc. for the fiscal year ended May 30, 2010.
          Our reports dated July 22, 2010 on the consolidated financial statements and consolidated financial statement schedule contain an explanatory paragraph regarding the Company’s adoption as of May 28, 2007 of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (included in FASB ASC Topic 740, Income Taxes); and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R) (included in FASB ASC Topic 715, Compensation – Retirement Benefits).
/s/ KPMG LLP
Omaha, Nebraska
July 22, 2010